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As filed with the Securities and Exchange Commission on May 1, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIO-TECHNOLOGY GENERAL CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

13-3033811
(I.R.S. Employer Identification Number)

70 Wood Avenue South
Iselin, New Jersey 08330
(Address of Registrant's Principal Executive Offices)

Bio-Technology General Corp. 2001 Stock Option Plan
(Full Title of the Plan)

Robert Shaw, Esq.
Bio-Technology General Corp.
70 Wood Avenue South
Iselin, New Jersey 08330
(732) 632-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Carl Kaplan, Esq.
Roy Goldman, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103-3198

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share(3)	10,000,000	$4.76	$47,600,000	$4,380

(1)
This registration statement shall also cover any additional indeterminable number of shares as may be acquired pursuant to the Bio-Technology General Corp. 2001 Stock Option Plan in the event of a stock dividend, stock split, recapitalization or other similar change in our common stock. In addition, pursuant to rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $4.76, the average of the high and low prices of the common stock of Bio-Technology General Corp. as reported on The Nasdaq Stock Market on April 26, 2002.

(3)
Including the associated preferred stock purchase rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*
The documents containing the information specified in Part I of this Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

        The following documents are incorporated herein by reference:

        (i)    our annual report on Form 10-K for the fiscal year ended December 31, 2001;

        (ii)  our current report on Form 8-K/A dated June 4, 2001;

        (iii)  the description of our common stock contained in our registration statement on Form 8- A, dated July 25, 1983, as amended by Amendment No. 1 to Form 8-A dated September 29, 1983, and Amendment No. 2 to Form 8-A, dated October 1, 1986; and

        (iv)  the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed on October 9, 1998.

        In addition, all documents filed by BTG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this filing and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Mr. Carl Kaplan, a director of Bio-Technology General Corp., is a partner at Fulbright & Jaworski L.L.P. Mr. Kaplan owns shares and options to purchase shares of BTG common stock. Additionally, as a director of BTG Mr. Kaplan is eligible to receive stock options under the 2001 Stock Option Plan.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

        In accordance with Section 145 of the DGCL, Article VI of BTG's By-laws provide that BTG shall indemnify each person who is or was a director, officer, employee or agent of BTG or is or was serving at the request of BTG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action suit or proceeding; provided, however, that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BTG and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification provided by BTG's By-laws is not exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Expenses (including attorneys' fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by BTG in advance of the final disposition upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by BTG.

        In addition, BTG has entered into indemnification agreements with each of its directors and officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	Bio-Technology General Corp. 2001 Stock Option Plan*
5.1	Opinion of Fulbright &Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP.
23.3	Consent of Ernst & Young LLP, independent auditors.
24.1	Power of Attorney (included on signature page).

*
Incorporated by reference to Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Item 9. Undertakings

        (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin and State of New Jersey on the 30th day of April, 2002.

BIO-TECHNOLOGY GENERAL CORP.
By:	/s/ SIM FASS Sim Fass Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Sim Fass and Robert Shaw his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ SIM FASS Sim Fass	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2002
/s/ HERBERT CONRAD Herbert Conrad	Director	April 30, 2002
/s/ CARL KAPLAN Carl Kaplan	Director	April 30, 2002
/s/ ALLAN ROSENFIELD Allan Rosenfield	Director	April 30, 2002

/s/ DAVID TENDLER David Tendler	Director	April 30, 2002
/s/ VIRGIL THOMPSON Virgil Thompson	Director	April 30, 2002
/s/ DAN TOLKOWSKY Dan Tolkowsky	Director	April 30, 2002
/s/ FAYE WATTLETON Faye Wattleton	Director	April 30, 2002
/s/ HERBERT WEISSBACH Herbert Weissbach	Director	April 30, 2002
/s/ JOHN BOND John Bond	Senior Vice President-Finance (Principal Financial and Accounting Officer)	April 30, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Bio-Technology General Corp. 2001 Stock Option Plan*
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP.
23.3	Consent of Ernst & Young LLP, independent auditors.
24.1	Power of Attorney (included on signature page).

*
Incorporated by reference to Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registrant Information and Employee Plan Annual Information
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX